EXHIBIT 5.1


John D. Hogoboom                          Tel  973.597.2382  Fax  973.597.2383
Member of the Firm                        jhogoboom@lowenstein.com


March 27, 1998


Barringer Technologies Inc.
219 South Street
Murray Hill, New Jersey 07974

Dear Sirs:

In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of (i) 2,270,000 shares (the "New Shares") of the Common Stock, par value $.01 per share (the "Common Stock"), of Barringer Technologies Inc., a Delaware corporation (the "Company") (together with any additional New Shares that may be registered pursuant to a registration statement filed pursuant to Rule 462(b) of the Act), and (ii) 30,000 shares (the "Previously Issued Shares") of Common Stock (together with any additional Previously Issued Shares that may be registered pursuant to a registration statement filed pursuant to Rule 462(b) of the Act), we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion:

1. When the Registration Statement has become effective under the Act, the terms of the issue and sale of the New Shares have been duly established in conformity with the Company's Certificate of Incorporation, as amended, so as not to violate any applicable law or result in a breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the New Shares have been duly issued and sold as contemplated in the Registration Statement, the New Shares will be validly issued, fully paid and non-assessable.

2. Assuming that, at the time of the issuance of the Previously Issued Shares, the Company received payment of the full consideration therefor in a form authorized pursuant to the provisions of the Delaware General Corporation Law as in effect at the time of such issuance, the Previously Issued Shares have been validly issued, fully paid and are non-assessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering this opinion, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We  hereby  consent  to  the  filing  of  this  opinion  as an  exhibit  to  the
Registration Statement (and any registration statement relating to the Registration Statement filed pursuant to Rule 462(b) of the Act) and to the references to us under the heading "Legal Matters" in the Prospectus relating thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


Very truly yours,


/s/ Lowenstein Sandler PC